UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

GTJ REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	333-136110	20-5188065
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

60 Hempstead Avenue, West Hempstead, New York 11552

(Address of Principal Executive Office) (Zip Code)

(516) 693-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 24, 2016, following review by and recommendation of the Compensation Committee and in recognition of GTJ REIT, Inc.’s (the “Company”) management's performance and efforts in the fiscal year 2015, the Company’s Board of Directors (the “Board”) approved the following executive bonus compensation payable:

•to Paul Cooper, the Company’s CEO, a $679,000 bonus consisting of: (1) $450,000 cash bonus, and (2) 22,019 shares of restricted common stock to be issued under the terms and provisions of the Company’s 2007 Incentive Award Plan (the “Plan”) (which represents a $229,000 grant), subject to such terms as may be set forth in respective stock grant notices and agreement to be executed by the Company in connection with this equity issuance;

•to Louis Sheinker, the Company’s President and COO, a $679,000 bonus consisting of: (1) $450,000 cash bonus, and (2) 22,019 shares of restricted common stock to be issued under the terms and provisions of the Plan (which represents a $229,000 grant), also subject to such terms as may be set forth in respective stock grant notices and agreement to be executed by the Company in connection with this equity issuance; and

•to Ben Zimmerman, the Company’s CFO, a $125,000 bonus consisting of (1) $93,750 cash bonus, and (2) 3,005 shares of restricted common stock which are also pursuant to the Plan (which represents a $31,250 grant) and subject to such terms as may be set forth in respective stock grant notices and agreement to be executed by the Company in connection with this equity issuance.

Item 8.01Other Events

On March 24, 2016, the Board declared a quarterly cash dividend of $0.09 per share of common stock, with respect to the first quarter ended March 31, 2016 to common stockholders of record as of the close of business on April 10, 2016, payable on or about April 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GTJ REIT, Inc. By: /s/ Louis Sheinker Louis Sheinker, President and COO

Date:  March 30, 2016